The Lincoln National Life Insurance Company
Lincoln Business Exec Enhanced Surrender Value Rider
This Rider is a part of the Policy (the “Policy”) to which it is attached. The effective date of this Rider is the Policy Date.  Except as provided below, this Rider is subject to the terms and conditions of the Policy.
During the Enhanced Surrender Value Period and subject to the “Rider Conditions” provision below, you will be eligible to receive an Enhanced Surrender Value, as defined below, upon the Eligible Surrender of the Policy. There is an additional charge for this Rider, see “Rider Charge” provision below.
Definitions
Eligible Surrender   The full surrender of the Policy, except any full surrender of the Policy due to an external exchange under Section 1035 of the Internal Revenue Code.
Enhanced Surrender Value Period   The duration of the Policy’s surrender charges at issue, as shown in the Table of Surrender Charges in the Policy Specifications.
Enhanced Surrender Value Benefit
Enhanced Surrender Value   An amount calculated as follows:
a.	the Policy's Accumulation Value;
b.	plus the result of the following:
(1)	the Enhanced Surrender Value Per Thousand Adjustment Rate shown in the Policy Specifications for the applicable Policy Year of the Eligible Surrender, multiplied by the lesser of:
i.	the Initial Specified Amount; or
ii.	the current Specified Amount;
(2)	divided by 1,000;
c.	minus Debt.
The Enhanced Surrender Value will not be available other than as described in this Rider.
Rider Conditions   Subject to the terms and conditions of this Rider and the Policy, the Surrender Value payable will equal the Enhanced Surrender Value if the following conditions are met:
a.	this Rider is In Force;
b.	the Insured is living on the date we receive your Request for Eligible Surrender; and
c.	the Policy is surrendered as an Eligible Surrender.
Impact of Rider Benefit on Policy
The addition of this Rider to your Policy will impact the following Policy provisions:
Death Benefit Proceeds and the Enhanced Surrender Value   If this Rider is In Force on the date of the Insured’s death, the Enhanced Surrender Value will also be considered in determining the Policy’s Death Benefit Proceeds as follows:
Death Benefit Proceeds   If the Insured dies while the Policy is In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greatest of:
a.	the amount determined under the Death Benefit Option in effect on the date of the Insured's death, plus any amount payable upon death from Riders or benefits, less any Debt;
b.
an amount equal to the Accumulation Value on the date of the Insured’s death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any amount payable upon death from Riders or benefits, less any Debt; or

c.
an amount equal to the Enhanced Surrender Value on the date of the Insured’s death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any Riders or benefits that are payable, less any Debt.

Death Benefit Options and the Enhanced Surrender Value  If this Rider is In Force on the date of the Insured’s death and Death Benefit Option 2 is in effect, the Enhanced Surrender Value will also be considered in determining the amount under Death Benefit Option 2 equal to the greatest of:
a.
the Specified Amount on the Insured’s date of death plus the Accumulation Value on the date of the Insured’s death, less any partial surrenders (i.e. withdrawals) processed after the Insured’s date of death;

b.
the Specified Amount on the Insured’s date of death plus the Enhanced Surrender Value on the date of the Insured’s death, less any partial surrenders (i.e. withdrawals) processed after the Insured’s date of death; or

c.
the Specified Amount on the date of the Insured’s death multiplied by the Death Benefit Option 2 Factor as shown in the Policy Specifications, less any partial surrenders (i.e. withdrawals) processed after the Insured’s date of death.

General Provisions
Rider Charge   There is a Monthly Charge per $1,000 of Initial Specified Amount. This charge is shown in the Policy Specifications.
Reinstatement   If the Policy terminates due to Lapse, this Rider cannot be reinstated.
Termination   This Rider and all rights provided under it will terminate upon the earliest of the following:
a.	The date we receive your Request to terminate this Rider. Termination of this Rider will also terminate your Policy;
b.	The end of the Enhanced Surrender Value Period; or
c.	The Policy terminates.

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[President]